Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 15, 2021 except as to the fifth paragraph of Note 14 (Equity Grant), as to which the date is May 14, 2021, in the Registration Statement (Form S-1) and related Prospectus of Sarcos Technology and Robotics Corporation for the registration of shares of its common stock and warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah

October 15, 2021